PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Beach First National Bancshares, Inc.
                      -------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

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         (2)   Aggregate number of securities to which transaction applies:

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         (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)   Proposed maximum aggregate value of transaction:

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         (5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:

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         (4)   Date Filed:

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


                      BEACH FIRST NATIONAL BANCSHARES, INC.
                                 1550 OAK STREET
                       MYRTLE BEACH, SOUTH CAROLINA 29577


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


Dear Fellow Shareholder:

         We cordially invite you to attend the 2001 Annual Meeting of Shareholders of Beach First National Bancshares, Inc., the holding company for Beach First National Bank. At the meeting, we will report on our performance in 2000 and answer your questions. We are excited about our accomplishments in 2000 and look forward to discussing both our accomplishments and our 2001 plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on April 18, 2001 at 2:00 p.m. at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577, for the following purpose:

         1.       To elect three members to our board of directors; and

         2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on March 2, 2001 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Company's offices prior to the meeting. In addition to the specific matters to be acted upon, there also will be a report on the operations of the Company, and directors and officers of the Company will be present to respond to your questions.

         Please use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.


                                    By order of the board of directors,

                                    /s/ Walter E. Standish, III

                                    Walter E. Standish, III
                                    President




Myrtle Beach, South Carolina
March 16, 2001

                      BEACH FIRST NATIONAL BANCSHARES, INC.
                                 1550 OAK STREET
                       MYRTLE BEACH, SOUTH CAROLINA 29577


                      PROXY STATEMENT FOR ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON APRIL 18, 2001


         Our board of directors is soliciting proxies for the 2001 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               VOTING INFORMATION

         The board set March 2, 2001 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 737,368 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

         When you sign the proxy card, you appoint Walter E. Standish, III and Raymond E. Cleary, III as your representatives at the meeting. Mr. Standish and Dr. Cleary will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Standish and Dr. Cleary will vote your proxy for the election to the board of directors of all nominees listed below under "Election Of Directors." We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Standish and Dr. Cleary will vote your proxy on such matters in accordance with their judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

         Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 16, 2001.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

         The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. The terms of the Class I directors expire at the 2002 Annual Shareholders Meeting. The terms of the Class II directors will expire at the 2003 Annual Shareholders Meeting. Our directors and their classes are:

         Class I                       Class II                    Class III
Raymond E. Cleary, III, M.D.     Michael Bert Anderson           James C. Yahnis
    Joe N. Jarrett, Jr.           Orvis Bartlett Buie        Samuel Robert Spann, Jr.
    Richard E. Lester            Michael D. Harrington        B. Larkin Spivey, Jr.
      Don J. Smith                 Rick H. Seagroves
                                Walter E. Standish, III

         Shareholders will elect three nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2004 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected.

         The board of directors recommends that you elect Samuel Robert Spann, Jr., B. Larkin Spivey, Jr., and James D. Yahnis as Class III directors.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Standish and Dr. Cleary will vote your proxy to elect Mr. Spann, Mr. Spivey, and Mr.Yahnis. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Standish and Dr. Cleary will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, Beach First National Bank:

         Samuel Robert Spann, Jr., 52, is a director of our company and our bank and has served as president and chief executive officer of Spann Roofing and Sheet Metal, Inc. since 1975. Spann Roofing and Sheet Metal, Inc. is a large regional roofing contractor serving the eastern sectors of South Carolina and North Carolina. Mr. Spann currently serves as a member on the Board of Visitors at the Wall School of Business, Coastal Carolina University. He is a past director of the National Roofing Contractors Association and a past president of the Carolina Roofing Association. Mr. Spann's extensive community involvement in the past includes service as president and general campaign chairman of the United Way of Horry County, as well as service on the board of directors of the Myrtle Beach Rotary Club, the Dunes Golf and Beach Club, and the Myrtle Beach Area Chamber of Commerce. Mr. Spann is a graduate of Clemson University and served as an officer in the United States Air Force. Mr. Spann has been a director of our company and our bank since our formation in 1995. Mr. Spann's current term as a director of our company expires in 2001.

         B. Larkin Spivey, Jr., 60, is a director of our company and our bank. He has been president and general manager of Birch Canoe Campground, Inc. since 1985, operating a Kampgrounds of America ("KOA") franchised camping resort with an ancillary convenience store and recreational vehicle sales business. Since 1986, he has been the manager of Spivey Company, LLC, managing commercial real estate in Myrtle Beach and Conway, South Carolina. He served for 20 years as an officer in the United States Marine Corps, commanding various units including an infantry company in combat during the Vietnam War. Mr. Spivey is a director and recent past president of the Myrtle Beach Campground Owners Association and a past director of the South Carolina Campground Owners Association, Myrtle Beach Chamber of Commerce, and Myrtle Beach Area Hospitality Association. He is currently director of the Dunes Golf and Beach Club. He served from 1982 to 1995 on the local advisory board of C&S National Bank and its successor, NationsBank. Mr. Spivey graduated from The Citadel with a degree in business administration in 1961 and received a master's degree in business administration from George Washington University in 1972. He is currently a member of Trinity Episcopal Church and the Cursillo of Christianity Secretariat, Diocese of South Carolina. Mr. Spivey has been a director of our company and our bank since our formation in 1995. Mr. Spivey's current term as a director of our company expires in 2001.

         James C. Yahnis, 45, is a director of our company and our bank. He is currently an owner of The Yahnis Company, a beer wholesale company with operations in Myrtle Beach, Florence, and Columbia. Mr. Yahnis holds the MAI designation, and he is associated with The Hazen Company, a real estate appraisal firm. He is currently a member of the board of the South Carolina Beer Association. Mr. Yahnis formerly served on the finance committee of the Myrtle Beach Area Chamber of Commerce and on various professional committees for The Appraisal Institute. He received a bachelor's degree in economics from Davidson College and a master's degree in real estate from the University of Florida. Mr. Yahnis has been a director of our company and our bank since our formation in 1995. Mr. Yahnis' current term as a director of our company expires in 2001.

         Set forth below is also information about each of our other directors and each of our executive officers. Each director is also an organizer and a director of Beach First National Bank with the exception of Walter E. Standish, III, who became a director and our president in March 2000 and chief executive officer of our company this year, Stephanie ("Stevie") L. Vickers, who became secretary and chief financial officer of our company and chief financial officer and senior vice president of our bank in November 2000, and Julien E. Springs who joined our bank this year as senior vice president.

         Michael Bert Anderson, 41, is a director of our company and our bank. He is a native of the Myrtle Beach area. He graduated from Duke University in 1980 with a degree in management sciences/accounting. Since that time, Mr. Anderson has worked in the family hotel business. The family-owned properties have been redeveloped and tripled in size since 1980. They include the Poindexter Resort, Court Capri, and Atlantica condominium towers. Mr. Anderson is a managing partner in the Patricia Hotels, Coral Beach Resort, and Sands Resorts. Mr. Anderson is also involved in several local golf courses serving as a general partner in Arrowhead and Wicked Stick. Mr. Anderson's community service includes Myrtle Beach Community Church, Christian Academy, and the United Way of Horry County. Mr. Anderson is past president of the Myrtle Beach Hospitality Association. As a volunteer with the City of Myrtle Beach, Mr. Anderson has served four years on the Planning and Zoning Commission and is currently serving as a director of the Downtown Redevelopment Corporation. Mr. Anderson has been a director of our company and our bank since our formation in 1995. Mr. Anderson's current term as a director of our company expires in 2003.

         Orvis Bartlett Buie, 52, is a director of our company and our bank. He is the owner of Bartlett Buie, CPA, P.A. From 1992 until September 1997, Mr. Buie was a partner with Buie, Rabon & Jaskot, CPAs. Prior to 1992, Mr. Buie was a partner with Bates, Buie, Lindsay, Evans, Rabon & Kinard, CPAs. He is the president of Damon's Eastern Carolinas, Ltd., the franchisor of Damon's Ribs restaurants in North Carolina, South Carolina, and eastern Tennessee. Mr. Buie received his bachelor's degree in accounting from the University of South Carolina in 1972. He has been a certified public accountant since 1974 and is licensed to practice in both South Carolina and North Carolina. Mr. Buie has been a director of our company and our bank since our formation in 1995. Mr. Buie's current term as a director of our company expires in 2003.

         Dr. Raymond E. Cleary III, 52, is chairman and chief executive officer of our company. Dr. Cleary has been a practicing general dentist in Surfside Beach, South Carolina since 1975. As a dentist, he served as an officer and a board member of the South Carolina Dental Association, 4th District of South Carolina Dental Association, and the Grand Strand Dental Society. Dr. Cleary is a former board member of the Florence Darlington Technical College, Dental Hygienist/Assistant Program. He received his undergraduate degree and his dental degree from The Ohio State University and College of Dentistry. In business, Dr. Cleary was an initial organizer and director of Waccamaw State Bank from 1980 to 1987. In 1987, Waccamaw State Bank merged into Anchor Bank, and he was an advisory director of Anchor Bank from 1987 to 1994. In the community, Dr. Cleary has served as a Webelo Boy Scout leader and a youth soccer coach. He has been an officer or board member of the Grand Strand YMCA, the South Strand Sertoma, the Grand Strand Soccer Association, the Surfside Business and Professional Association, the Better Business Bureau, and the Myrtle Beach Chamber of Commerce. Additionally, Dr. Cleary has served as an Eucharistic Minister, in a church men's group, and on a church board. Mr. Cleary has been a director of our company and our bank since our formation in 1995. Mr. Cleary's current term as a director of our company expires in 2002.

         Michael D. Harrington, 53, is a director of our company and our bank. He is president and general manager of Harrington Construction Company, Inc., a Myrtle Beach general contracting firm organized in 1979. With over 30 years of construction experience, Mr. Harrington specializes in commercial construction in the Myrtle Beach and Grand Strand area. Originally from Sumter, South Carolina, he served six years in the United States Marine Corps Reserves immediately following high school. Presently, he serves on the Horry County Advisory Council of Junior Achievement and as a board member of Myrtle Beach Haven, a homeless shelter. Mr. Harrington served on the advisory board for United Carolina Bank for three years. In addition, he is a member of Myrtle Beach Masonic Lodge #353, Myrtle Beach Shrine Club, Omar Temple, Delta Lodge of Perfection, and Myrtle Beach Elks Lodge #771. Mr. Harrington has been a director of our company and our bank since our formation in 1995. Mr. Harrington's current term as a director of our company expires in 2003.

         Mary Katharine ("Katie") Huntley, 50, is an executive vice president and senior lender of our bank and assistant secretary of our company. Ms. Huntley has 28 years of experience in administrative banking and finance, including 12 years of senior banking experience on the Grand Strand. She attended Marshall University in Huntington, West Virginia. She is a licensed insurance agent in South Carolina. Prior to joining us in 1996, Ms. Huntley was a vice president and team leader for NationsBank (now Bank of America) where she managed three commercial loan officers in addition to being personally responsible for a$30 million loan portfolio. She has served as president of the Eastern Carolina Chapter of Robert Morris Associates and Coastal Business Women's Network and still serves on the board and as secretary of both. She has also served as chairwoman of the Better Business Bureau of Coastal Carolina, Inc and still serves on its executive board. She also currently serves on the Community Bank Council of the South Carolina Bankers Association.

         Dr. Joe N. Jarrett, Jr., 52, is a director of our company and our bank. Dr. Jarrett is a Board Certified Orthopedic Surgeon. Dr. Jarrett is the president of the board of directors of the Tara Hall Home for Boys and is a member and past president of the Grand Strand Sertoma Club. Dr. Jarrett has been extremely active serving the medical community. He is the past president of the South Carolina Orthopedic Association and has previously served as president of the Horry County Medical Society. Dr. Jarrett was a member of the Grand Strand Regional Medical Center Board of Trustees. He received his bachelor's degree in English from Dartmouth College and his doctorate of medicine from West Virginia University. Dr. Jarrett has been a director of our company and our bank since our formation in 1995. Dr. Jarrett's current term as a director of our company expires in 2002.

         Richard E. Lester, 57, is a director of our company and our bank and is a Municipal Judge for Myrtle Beach. In addition to his capacity as Municipal Judge, Judge Lester practices real estate law. Judge Lester is also a member of the Horry County Bar Association, the South Carolina Bar Association, and the American Bar Association. He received his bachelor's degree in 1966 and his juris doctorate degree in 1969 from the University of South Carolina. He was admitted to the South Carolina Bar in 1969. From 1969 to 1973, Judge Lester was an agent with the Federal Bureau of Investigation. Judge Lester has been a director of our company and our bank since our formation in 1995. Judge Lester's current term as a director of our company expires in 2002.

         Rick H. Seagroves, 44, is a director of our company and our bank. He is the owner and chief executive officer of Inland Foods Corporation, which operates 13 Burger King restaurants located in the southeast portion of South Carolina. He owns TKS, Inc., which operates several of The Sea Store convenience store/gas stations and is a franchisee with T.G.I. Friday's restaurant group. He also owns and operates 27 Pizza Hut restaurants in eastern South Carolina. Mr. Seagroves is an elder at the First Presbyterian Church and a member of the Budget and Stewardship Committee. He is a director of the Grand Strand Sertoma Club. Mr. Seagroves works with several charities in the Myrtle Beach area and has been instrumental in raising special project funds for Horry County schools. Mr. Seagroves has been a director of our company and our bank since our formation in 1995. Mr. Seagroves' current term as a director of our company expires in 2003.

         Don J. Smith, 49, is a director of our company and our bank. Mr. Smith is President of Chicora Development and Coldwell Banker Chicora Real Estate, a real estate firm in the Myrtle Beach and Grand Strand areas. He is currently a member of the Planning and Zoning Board for the Town of Briarcliffe Acres and a member of the King of Glory Lutheran Church. He is also a member and has served on various committees of the Myrtle Beach Chamber of Commerce. Mr. Smith has been a member of the South Carolina Association of Realtors and the Coastal Carolina Board of Realtors for more than 20 years and also serves as a director for each of those organizations. He holds a bachelor's degree in accounting from Western Carolina University. Mr. Smith has been a director of our company and our bank since our formation in 1995. Mr. Smith's current term as a director of our company expires in 2002.

         Julien E. Springs, 44, joined us in February 2001 as a senior vice president of our bank. Mr. Springs has over 20 years of experience in banking and loan production. From 1992 until his affiliation with us, Mr.

Springs was a Senior Vice President for The Anchor Bank, serving as its city executive for the Myrtle Beach market since March 1997. Mr. Springs has served as a director and treasurer of the Grand Strand Sertoma Club. Mr. Springs is a member of the boards of directors of the Grand Strand YMCA and Helping Hand of Myrtle Beach. Mr. Springs is also a member and past chairman of Grand Strand Ducks Unlimited, where he currently serves a committee member and sponsor chairman.

         Walter E. Standish, III, 50, is the president and chief executive officer and a director of our bank and our company. He received a bachelor of science degree in Business Administration from the University of South Carolina. He is a graduate of the South Carolina Banker's School and the University of Virginia Commercial Lending School. Prior to joining us, Mr. Standish was with the Bank of America and its predecessors for 25 years. Prior to 1990, Mr. Standish served in various capacities with Bank of America in Columbia and Beaufort, South Carolina. From 1985 to 1990, Mr. Standish became well-acquainted with the Grand Strand as a commercial lender. Mr. Standish was Bank of America's retail executive for the Grand Strand from 1990 to 1995. During this period, Mr. Standish led Bank of America's expansion of its branch network from three to 13 branches. For the next five years, Mr. Standish served as regional retail executive for markets in Charleston and Hilton Head, South Carolina and Charlotte, North Carolina, becoming a senior vice president of Bank of America in 1997. He was formerly a member of the University of South Carolina Alumni Council as well as chairman of the Grand Strand Regional Medical Center and a board member of the Myrtle Beach Area Chamber of Commerce Horry County United Way. Mr. Standish is also a member of the Board of Visitors of the E. Craig Wall School of Business Administration. Mr. Standish has been a director of our company and our bank since 2000. Mr. Standish's current term as a director of our company expires in 2003.

         Stephanie L. Vickers, 38, is senior vice president and chief financial officer of our bank and chief financial officer and secretary of our holding company. She received a Bachelor of Business Administration Degree with a major in accounting from the University of Toledo, Toledo, Ohio. Ms. Vickers has 17 years experience in banking and financial management, the last two of which were acquired in Myrtle Beach as the vice president of product development for Coastal Federal Savings Bank. From 1994 to 1998, Ms. Vickers was employed by Pelican Financial, Inc. where she was a senior vice president and chief financial officer for Pelican National Bank in Naples, Florida, and served on its board of directors and, from 1994 to 1996, as the accounting manager for Washtenaw Mortgage Company. She is a certified public accountant and a member of the Ohio Society of CPAs.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table shows the cash compensation we paid to our president for the years ended December 31, 1998 through 2000. Mr. Horn resigned as our president on January 14, 2000. Mary Katharine ("Katie") Huntley has served as our acting president from that date until Mr. Standish joined us as our new president on March 20, 2000. None of our other executive officers earned total annual compensation, including salary and bonus, in excess of $100,000 in 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                                   Long Term
                                                                                                  Compensation
                                                  Annual Compensation(1)                             Awards
                                     ----------------------------------------------------     --------------------
                                                                             Other Annual     Number of Securities
Name and Principal Position          Year         Salary          Bonus      Compensation      Underlying Options
---------------------------          ----        --------         -----      ------------     --------------------
Walter E. Standish, III              2000        $102,958        $32,453        $2,040                  --
    President and CEO of
    Beach First National Bank

William Gary Horn                    1999        $100,314             --        $4,164                  --
    Former President of              1998        $ 94,500             --            --                  --
    Beach First National Bank

(1) Our executive officers also receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by the named executive officer did not exceed 10% of the executive's annual salary and bonus.

                              EMPLOYMENT AGREEMENTS

         We have entered into an employment agreement with Walt Standish, pursuant to which he became our bank's president and chief executive officer and our president on March 20, 2000. The employment agreement provides for a salary of $125,000 per annum. The agreement also provides Mr. Standish with an automobile as well as reimbursement for any relocation expenses incurred. Mr. Standish is also eligible to receive a cash bonus equal to 8% of the net pre-tax income of our bank in 2000 and 5% of the net pre-tax income of our bank in 2001 (determined in each case in accordance with generally accepted accounting principles). Additionally, Mr. Standish participates in our retirement, welfare, and other benefit programs and is entitled to a life insurance policy and reimbursement for club dues and travel and business expenses. The employment agreement provides for an initial term ending on March 20, 2002, subject to automatic extension for an additional three years upon a change in control. Furthermore, in the event of a change in control, any restrictions on outstanding incentive awards, including the options, will lapse so that all such awards vest immediately. For two years following the termination of his employment, Mr. Standish may not (a) become engaged or employed in a similar business or venture as our business within Horry County, South Carolina, or (b) solicit our customers or potential customers for the purpose of providing financial services.

         We employed Mr. Standish to replace Gary Horn, who had served as our bank's president and chief executive officer and as our president from our inception in 1995 until his resignation on January 14, 2000. As part of our severance agreement with Mr. Horn, we continued Mr. Horn's monthly salary through September 1, 2000 (based on an annual rate of $90,000), and we eliminated the restrictions on competition, solicitation of employees, and solicitation of customers that had been contained in his employment agreement. During his employment, we granted Mr. Horn options to purchase 36,793 shares of common stock, exercisable at $10.00 per share and vesting over a five-year period. Upon Mr. Horn's resignation, his unvested options expired, but we agreed to extend the exercisability of Mr. Horn's vested options for 22,077 shares to January 15, 2002. Under the Internal Revenue Code, these options will now be treated as nonqualified stock options rather than incentive stock options.

              Aggregated Option Exercise and Year-end Option Values

                                 Number of Unexercised Securities             Value of Unexercised In-the-Money
                               Underlying Options at Fiscal year End               Options at Fiscal Year End
Name                           Exercisable             Unexercisable          Exercisable(1)       Unexercisable
----                           -----------            -------------           --------------       -------------
Walter E. Standish, III             0                     5,000                     $0                  $0

(1) The last trade of which the company is aware prior to December 31, 2000 was at $12.00. Based on this fair market value of the common stock, under SEC rules the options were not considered to be in-the-money at December 31, 2000.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

         Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the board of directors. We did not pay any directors' fees during the last fiscal year. However, we may, pursuant to our bylaws, begin to compensate our directors at some time in the future.


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         Walter E. Standish, III has served as our president and our bank's interim president and chief executive officer since March 20, 2000. For the year ended December 31, 2000, we paid to Mr. Standish a total salary of $102,958. In addition, Mr. Standish earned a bonus of $32,453, which is payable in 2001. None of our other executive officers earned total annual compensation, including salary and bonus, in excess of $100,000 in 2000. Our executive officers participate in our retirement, welfare, and other benefit programs. The amount of such benefits received in the fiscal year by these officers did not exceed 10% of the executive's annual salary and bonus.

We employed Mr. Standish to replace William Gary Horn, who had served as our bank's president and chief executive officer and as our president from our inception in 1995 until his resignation on January 14, 2000. In connection with the termination of Mr. Horn's employment we, among other things, agreed to continue Mr. Horn's monthly salary through September 1, 2000. We paid to Mr. Horn total cash compensation of $69,478 in the year ended December 31, 2000. Mary Katharine ("Katie") Huntley, the senior lender and executive vice president of our bank, served as our interim president and as our bank's interim president and chief executive officer from January 14, 2000 to March 20, 2000. Ms. Huntley received no increase in salary during the interim period and has since resumed her duties as the executive vice president and senior lender of our bank and as our assistant secretary.

STOCK OPTIONS

         We believe that the issuance of stock options can promote our growth and profitability by providing additional incentives for participants to focus on our long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to our shareholders' interests. In April 1997, we adopted a stock option plan covering 110,000 shares of common stock. As of March 2, 2001, there were options to acquire 88,862 shares outstanding under this plan, with a weighted average exercise price of $10.24 per share. Of the outstanding options, 55,014 are currently exercisable.

         In connection with his employment, we granted Mr. Standish options to purchase up to 5,000 shares of common stock, exercisable at $12.50 per share. The options vest over two years, subject to Mr. Standish's continued employment and achievement by the bank of certain performance criteria. These options have a term of ten years. In addition to Mr. Standish's options, 38,877 options are held by former executives, our employees have an aggregate of 25,485 currently outstanding options, and our directors have an aggregate of 19,500 currently outstanding options.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

GENERAL

         The following table shows how much common stock is owned by our directors and executive officers and by owners of more than 5% of the outstanding common stock, as of March 2, 2001.

                                                                                                    Percentage of
                                                   Number of Shares                                  Beneficial
       Name                                            Owned(1)          Right to Acquire(2)         Ownership(3)
       ----                                        ----------------      --------------------       -------------
       Michael Bert Anderson                            14,650                   1,500                   2.19%
       Orvis Bartlett Buie                              14,300                   1,500                   2.14%
       Raymond E. Cleary, III                           21,225                   1,500                   3.08%
       Michael D. Harrington                            22,150                   1,500                   3.21%
       Mary Katharine ("Katie") Huntley                    400                  16,800                   2.29%
       Joe N. Jarrett, Jr                               14,540                   1,500                   2.18%
       Richard E. Lester                                14,010                   1,500                   2.10%
       Rick H. Seagroves                                17,200                   1,500                   2.54%
       Don J. Smith                                     14,000                   1,500                   2.10%
       Samuel Robert Spann, Jr.                         19,642                   1,500                   2.87%
       B. Larkin Spivey, Jr.                            14,000                   1,500                   2.10%
       Walter E. Standish, III                             724                      --                      *
       Stephanie L. Vickers                                 --                      --                      *
       James C. Yahnis                                  14,000                   1,500                   2.10%

       Executive  officers and directors as a          180,841                  33,300                  27.79%
       group (14 persons)

---------------
*  Less than 1%

(1)      Includes shares for which the named person:

         -   has sole voting and investment power,

         - has shared voting and investment power with a spouse or other person, or

         - holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

         Does not include shares that may be acquired by exercising stock options.

(2) Includes shares that may be acquired within the next 60 days by exercising stock options but does not include any other stock options.

(3) Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the year ended December 31, 2000, the board of directors of the company held eight meetings and the board of directors of Beach First National Bank held 13 meetings. All of the directors of the company and Beach First National Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

         The company's board of directors has appointed a number of committees, including an audit committee and an executive committee. The audit committee is composed of Mssrs. Buie, Anderson, Seagroves, Larkin, and Vickers. Each of these members are considered "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The audit committee met one time in 2000.

         The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, and determining that all audits and examinations required by law are performed. The audit committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee does have a written charter which was adopted December 20, 2000, a copy of which is attached hereto as Appendix A; the charter outlines the committee's responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the board of directors.

                   REPORT OF THE AUDIT COMMITTEE OF THE BOARD

         The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

         The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and has discussed with the independent auditors the independent auditor's independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company's board of directors that the audited financial statements be included in the company's Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2000 for filing with the SEC.

         The report of the audit committee is included herein at the direction of its members, Mssrs. Buie, Anderson, Seagroves, Larkin, and Vickers.

AUDIT FEES

         The aggregate fees billed for professional services rendered by the independent auditors during the company's 2000 fiscal year for review of the company's annual financial statements and those financial statements included in the company's quarterly reports filed on SEC Form 10-QSB totaled $10,065. The company estimates that the total fees of its annual financial statements for the year ended December 31, 2000 will be approximately $19,800.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         We did not engage the independent auditors to provide, and the independent auditors did not bill for, professional services regarding financial information systems design and implementation during the year ended December 31, 2000.

ALL OTHER FEES

         The aggregate fees billed for non-audit services rendered by the independent auditors during the company's 2000 fiscal year totaled $350. However, the company estimates that the total other fees for the year ended December 31, 2000 will be approximately $15,100 for income tax consultation and preparation, employee benefit plan services, S-2 preparation and filing, and consultation on general corporate and banking issues.

OTHER COMMITTEES

         Our board of directors has also appointed an executive committee. This committee is composed of the following members: Mr. Cleary, III, Mr. Lester, Mr. Buie, Mr. Jarrett, Mr. Anderson, Ms. Huntley, Ms. Vickers, Mr. Standish, and Mr. Smith. This committee has the responsibility of reviewing reports of regulatory authorities, as well as reviewing the formulation of bonus plans, and incentive compensation packages. The duties of this committee also include the development with management of all benefit plans for our employees and any medical and other benefit plans. This committee met one time during the year ended December 31, 2000. The executive committee reports its findings to the Board of Directors.

         The Company does not have a nominating committee or a committee serving a similar function.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

         In the third quarter of 2000, we asked the architectural firm that we hired to design and supervise the construction of our Surfside Beach branch to solicit bids for that project. We and our architectural firm agreed on four contractors from whom bids were to be sought. Harrington Construction Company, Inc., which is controlled by Michael D. Harrington, one of our directors, was one of these contractors. Our architectural firm prepared the specifications for the bids, received the bids, and opened and summarized the bids. All four bids met the specifications and the bid of Harrington Construction Company was clearly the lowest. Therefore, we contracted with Harrington Construction Company to construct our Surfside Beach branch on a "cost plus" basis. We anticipate that payments to Harrington Construction Company will total approximately $700,000, with the remaining $500,000 being spent by the bank for furniture, fixtures, information systems, and other equipment. Ground was broken for the Surfside Beach branch in November of 2000 and we expect to open that branch in the second quarter of 2001.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2000. However, Mssr. Harrington filed a late Statement of Changes in Beneficial Ownership on Form 4 for a transaction during 2000.

                              INDEPENDENT AUDITORS

         We have selected the firm of Elliott, Davis & Company, L.L.P. to serve as the independent auditors to the Company for the year ending December 31, 2001. The Company does not expect a representative from this firm to attend the annual meeting.

        SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS

         If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2002 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 17, 2001. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.


March 16, 2001

                                   APPENDIX A

                      BEACH FIRST NATIONAL BANCSHARES, INC.

                             AUDIT COMMITTEE CHARTER

                                OCTOBER 18, 2000

         The Board of Directors of Beach First National Bancshares, Inc. has delegated to the Audit Committee the Board's responsibility for monitoring of the audit function of the Company which includes the selection of independent auditors, determination of the independence of the independent auditors, internal auditing and internal accounting controls.

         Members of the committee shall discharge their committee duties in accordance with standards prescribed for directors by the South Carolina Business Corporation Act of 1988, as amended, and using their best judgment.

         MEMBERSHIP OF THE COMMITTEE

         The Committee is made up of three or more members of the Board of Directors who meet applicable independence standards and have the ability to read and understand fundamental financial statements.

         Members of the Committee are encouraged to make use of training opportunities and consultants to enhance their ability to perform their committee responsibilities.

         SCOPE OF RESPONSIBILITIES

         Recommend to the board of Directors the selection of the Company's independent accountants, who shall be accountable to the Board of Directors and the Audit Committee, and, when appropriate, their dismissal.

         Review with the independent accountants their independence under applicable standards of independence and report the results of the review to the Board of Directors.

         Review and approve the audit plan of the independent accountants.

         Review and approve the audit plan of the internal auditors of the Company.

         Meet with the independent accountants to review: (a) any problems encountered in the audit including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the Company.

         Meet with the internal auditors to review: (a) any problems encountered in internal audits including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the company.

         Review and approve all significant proposed accounting changes.

         Review annual financial statements and report to the Board of Directors the committee's recommendation as to whether to include the audited financial statements in the Company's Annual Report on Form 10-K.

         Investigate any matter which the committee deems to be in the interest of the Company and report its findings to the Board of Directors.

         Review and approve the Audit Committee Report to be included in the Company's proxy statement.

         COMMITTEE ACTIVITIES

1. The Committee shall meet upon the call of its chairman and at such other times as it shall determine.

2. Meetings of the committee shall be open only to members of the committee and those invited to be present by the committee.

3. The committee is authorized to employ and consult with accountants, attorneys and other professionals to assist it.

4. No person who is not a member of the Company's audit committee shall be entitled to vote on any matter considered by the committee.

5. The committee shall have unlimited access to all employees, books and records of the Company.

6. The committee shall report its activities and recommendations to the Board of Directors at any regular or special meeting of the Board of Directors.

         AMENDMENT OR REPEAL OF CHARTER

         The Board of Directors may amend or repeal this Charter and the duties of the Audit Committee at any time.

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                     BEACH FIRST NATIONAL BANCSHARES, INC.
                          TO BE HELD ON APRIL 18, 2001
            THIS PROXY IS SOLICITED BEHALF OF THE BOARD OF DIRECTORS

   This undersigned hereby constitutes and appoints Walter E. Standish, III and Dr. Raymond E. Cleary, III, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Beach First National Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577 on Wednesday, April 18, 2001 at 2:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: "FOR" THE PROPOSAL TO ELECT THE THREE IDENTIFIED CLASS III DIRECTORS TO SERVE ON THE BOARD OF DIRECTORS EACH FOR THREE-YEAR TERMS.

   PROPOSAL to elect the three identified Class III directors to serve for three year terms.

   Samuel Robert Spann, Jr.
   B. Larkin Spivey, Jr.
   James C. Yahnis

[ ] FOR all nominees listed (except                          [ ] WITHHOLD AUTHORITY to vote for all nominees
 as marked to the contrary)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THAT NOMINEES NAME(S) IN THE SPACE PROVIDED BELOW).

--------------------------------------------------------------------------------

                                                             Date:                                 , 2001
                                                                    ----------------------------

                                                             ---------------------------------------
                                                             Signature of Shareholder(s)

                                                             ---------------------------------------
                                                             Please print name

                                                             ---------------------------------------
                                                             Signature of Shareholder(s)

                                                             ---------------------------------------
                                                             Please print name
                                                             Please sign exactly as name or names appear
                                                             on your stock certificate. Where more than
                                                             one owner is shown on your stock
                                                             certificate, each owner should sign. Persons
                                                             signing in a fiduciary or representative
                                                             capacity shall give full title. If a
                                                             corporation, please sign in full corporate
                                                             name by authorized officer. If a
                                                             partnership, please sign in partnership name
                                                             by authorized person.